MPLX LP Reports Fourth-Quarter and Full-Year 2016 Financial Results

•	Reported fourth-quarter net income of $133 million and adjusted EBITDA of $391 million; reported full-year net income of $233 million and adjusted EBITDA of $1.4 billion

•	Reported fourth-quarter net cash from operating activities of $356 million and distributable cash flow of $318 million

•	Declared distribution of $0.5200 per common unit, a 4 percent increase over fourth-quarter 2015; delivered 13 percent distribution growth in 2016 with a full-year coverage ratio of 1.23

•	Affirmed 2017 distribution growth guidance of 12 to 15 percent and forecast double-digit distribution growth rate for 2018

•	Executing strategic actions with goal of providing increased visibility to distribution growth and lowering cost of capital

FINDLAY, Ohio, Feb. 1, 2017 - MPLX LP (NYSE: MPLX) today reported fourth-quarter 2016 net income attributable to MPLX of $133 million and full-year 2016 net income attributable to MPLX of $233 million, concluding its first full year with MarkWest.

	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except per unit and ratio data)	2016	2015(a)	2016	2015(a)
Net income attributable to MPLX(b)	$133	$18	$233	$156
Adjusted EBITDA attributable to MPLX(c)	391	298	1,419	498
Net cash provided by operating activities	356	82	1,288	340
Distributable cash flow ("DCF")(c)	318	227	1,140	399
Distribution per common unit(d)	0.5200	0.5000	2.0500	1.8200
Distribution coverage ratio(e)	1.25x	1.20x	1.23x	1.27x
Growth capital expenditures(f)	326	161	1,201	271

(a)	MarkWest operations excluded from results and measures provided prior to the Dec. 4, 2015, merger.

(b)
The year ended Dec. 31, 2016, includes pretax, non-cash impairments of $89 million related to an equity method investment and $130 million related to the goodwill established in connection with the MarkWest acquisition.

(c)	Non-GAAP measure calculated before the distribution to preferred units and excluding impairment charges. See reconciliation below.

(d)	Distributions declared by the board of directors of our general partner.

(e)	Non-GAAP measure. See calculation below.

(f)	Includes capital expenditures for inland marine business ("Predecessor"), acquired on March 31, 2016. Excludes capital expenditures for MarkWest acquisition. See description below.

“In 2016, MPLX delivered strong results in all four quarters," said Gary R. Heminger, MPLX chairman and chief executive officer. “We achieved our targeted distribution growth rate, reduced our financial leverage while maintaining strong distribution coverage, and optimized capital to deliver projects on a just-in-time basis to meet producer-customer needs.”

Additionally, on Jan. 3, MPLX’s sponsor, Marathon Petroleum Corporation (NYSE: MPC), announced the significant acceleration of dropdowns to MPLX. MPLX now expects to acquire assets with approximately $1.4 billion of annual earnings before interest, taxes, depreciation and amortization (EBITDA) from MPC in 2017, including $250 million by the end of the first quarter.

The partnership expects to finance the dropdown transactions with debt and equity in approximately equal proportions, with the equity financing to be funded through MPLX LP units issued to MPC.

In conjunction with completion of the dropdowns, MPLX also expects to exchange newly issued common units for MPC’s economic interests in the general partner, including incentive distribution rights.

These actions are expected to reduce MPLX’s cost of capital and enhance its long-term distribution growth capabilities. All transactions are subject to requisite approvals, market and other conditions, including tax and other regulatory clearances.

“Following the dropdowns, the partnership’s size and scale would be among the largest in the industry with nearly equal contributions from the Logistics and Storage and Gathering and Processing segments,” Heminger said. “With a simplified structure, full alignment with our sponsor and additional visibility to an attractive distribution growth rate, we are confident about MPLX’s compelling value proposition to our investors.”

The Gathering and Processing (G&P) segment continues to deliver strong volume growth and provides exceptional organic growth opportunities. In 2016, processed gas volumes exceeded 5.7 billion cubic feet per day, a 13 percent increase over the full-year 2015 and a new record for the partnership.

As MPLX plans for continued growth, the partnership announced that it recently amended and extended agreements with one of its largest customers, Range Resources Corporation (NYSE: RRC). To support the continued long-term development of Range’s substantial rich-gas acreage,
MPLX expects to construct an additional processing facility at the Houston complex, in Pennsylvania, in early 2018, and commission a new processing facility at the Harmon Creek complex, in Pennsylvania, by mid- to late-2018.

The combination of projects supporting Range Resources and other previously announced organic growth capital expenditures are expected to result in an additional 1.2 billion cubic feet per day of processing capacity and 140,000 barrels per day of fractionation capacity by the end of 2018. This additional capacity will further strengthen our position as the largest processor and fractionator in the prolific Marcellus and Utica shales.

“With an investment-grade credit profile, an attractive portfolio of organic growth projects, and potential for an improved cost of capital, we expect to deliver solid distribution growth, maintain a strong coverage ratio, and be competitively positioned for the long term,” Heminger said.

Operational Highlights

•	Processed volumes in the Marcellus and Utica of 4.3 billion cubic feet per day, a 14 percent increase for 2016 versus full-year 2015.

•	Fractionated volumes in the Marcellus and Utica of 302,000 barrels per day, a 29 percent increase for 2016 versus full-year 2015.

•	Processed volumes in the Southwest of 1.2 billion cubic feet per day, a 14 percent increase for 2016 versus full-year 2015.

•	Achieved full utilization during the fourth quarter at the 1.2 billion cubic feet per day Sherwood complex, the largest facility of its kind in the Northeast.

•	Commenced start-up of third fractionation train at Hopedale complex in Ohio, to support growing natural gas liquids (NGL) production from producers in the Marcellus and Utica shales.

•
Commenced operations of the Cornerstone Pipeline and completed the supporting Hopedale connection. The completion of the Hopedale connection and the reversal of MPC’s Robinson Illinois Ohio (RIO) Pipeline in December now allow for the movement of natural gasoline from Hopedale to MPC’s Robinson refinery.

Financial Position and Liquidity

As of Dec. 31, MPLX had $234 million in cash, $2 billion available through its bank revolving credit facility and $500 million available through its credit facility with MPC. During the fourth quarter, MPLX opportunistically issued 8.6 million new common units through its at-the-market program and received net proceeds of approximately $277 million. The partnership's $2.7 billion of available liquidity and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The partnership’s debt-to-pro forma adjusted EBITDA ratio was 3.4 times at Dec. 31. MPLX remains committed to maintaining an investment-grade credit profile.

Forecast

Based on current estimates for operational volumes and commodity prices, our 2017 forecast excluding acquisitions and dropdowns is:

Net income	$500 million to $650 million
Adjusted EBITDA(a)	$1.5 billion to $1.65 billion
Net cash provided by operating activities	$1.25 billion to $1.4 billion
Distributable cash flow (DCF)(a)	$1.15 billion to $1.3 billion
Organic growth capital expenditures(b)	$1.4 billion to $1.7 billion
Maintenance capital expenditures	~$100 million
Distribution growth rate	12 percent to 15 percent

(a)	Non-GAAP measure calculated before the distribution to preferred units. See reconciliation below.

(b)	Guidance excludes expenditures incurred related to acquisitions and non-affiliated JV members’ share of capital expenditures.

The forecast for organic growth capital expenditures is $1.4 billion to $1.7 billion, an increase from our preliminary guidance in October 2016, and now includes capital to support additional development for Range Resources in the Northeast. Maintenance capital remains forecast at approximately $100 million.

Approximately $1 billion to $1.3 billion of these growth investments are expected to support producer customers in the G&P segment. During 2017, the partnership expects to complete 400 million cubic feet per day of additional natural gas processing capacity and 120,000 barrels per day of additional fractionation capacity, primarily in the Marcellus shale.

The remaining $400 million is planned for the Logistics and Storage (L&S) segment for the development of various crude oil and refined petroleum products infrastructure projects, including a build-out of Utica Shale infrastructure in connection with the recently completed Cornerstone Pipeline, a butane cavern in Robinson, Illinois, and a tank farm expansion in Texas City, Texas.

Segment Results

Segment operating income attributable to MPLX LP
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2016	2015	2016	2015
L&S(a)	$118	$71	$453	$322
G&P(a)	311	76	1,132	76

(a)	See reconciliation below for details.

L&S segment operating income for the fourth quarter of 2016 was $118 million, compared with $71 million for the same period in 2015. For the full-year 2016, L&S segment operating income was $453 million, compared with $322 million for the full-year 2015. The increase was primarily due to the acquisition of the inland marine business on March 31, 2016 and higher average pipeline tariffs. The fourth quarter increase was also due to increased throughput on crude oil lines and an increase in the amount of deferred revenue recognized from volume deficiency credits.

G&P segment operating income increased for the fourth quarter and full-year 2016, compared with the same periods in 2015. This increase is due to the acquisition of MarkWest. Further discussion is included in the G&P pro forma financial information below.

See reconciliation below for detail on items not allocable to or controllable by any individual segment, which are therefore excluded when evaluating segment performance.

G&P Pro Forma Financial Information

For the G&P segment, the table below presents financial information, as evaluated by management, for the reported segment for the year ended Dec. 31, 2016, and 2015. MPLX believes this pro forma quarterly data provides a useful comparison for the G&P segment in light of the December 2015 acquisition. The pro forma financial information below may not necessarily be indicative of future results. In addition, all partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

	Year Ended Dec. 31
(In millions)	2016(a)	2015(b)	$ Change	% Change
Segment operating income attributable to G&P	$1,132	$1,011	$121	12%

(a)	Actual results.

(b)	G&P segment results incorporate pro-forma adjustments necessary to reflect a Jan. 1, 2014, acquisition date (see the reconciliations of pro forma data below).

Segment operating income attributable to G&P increased for the year ended 2016 compared with the pro forma results for the same period in 2015 by $121 million. The increase was primarily due to higher fee revenues partially offset by increased operating costs due to growth in our gathering, processing and fractionation operations.

	Three Months Ended Dec. 31			Year Ended Dec. 31
G&P Pro Forma Operating Statistics	2016	2015	% Change	2016	2015	% Change
Gathering Throughput (mmcf/d)
Marcellus operations	874	876	—%	910	858	6%
Utica operations	922	819	13%	932	673	38%
Southwest operations	1,368	1,395	(2)%	1,433	1,413	1%
Total gathering throughput	3,164	3,090	2%	3,275	2,944	11%

Natural Gas Processed (mmcf/d)
Marcellus operations	3,341	2,841	18%	3,210	2,861	12%
Utica operations	1,084	1,080	—%	1,072	883	21%
Southwest operations	1,277	1,086	18%	1,226	1,077	14%
Southern Appalachian operations	268	250	7%	253	267	(5)%
Total natural gas processed	5,970	5,257	14%	5,761	5,088	13%

C2 + NGLs Fractionated (mbpd)
Marcellus operations	276	204	35%	260	194	34%
Utica operations	38	48	(21)%	42	40	5%
Southwest operations	19	20	(5)%	18	18	—%
Southern Appalachian operations	13	13	—%	15	15	—%
Total C2 + NGLs fractionated	346	285	21%	335	267	25%

Conference Call

At 11 a.m. EST today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call by dialing 1-800-446-1671 (confirmation number 44084608) or by visiting MPLX’s website at http://www.mplx.com and clicking on the “2016 Fourth-Quarter and Full-Year Financial Results” link in the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Wednesday, Feb. 15. Investor-related material will also be available online prior to the conference call and webcast at http://ir.mplx.com.

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About MPLX LP

MPLX is a diversified, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire midstream energy infrastructure assets. We are engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of NGLs; and the transportation and storage of crude oil and refined petroleum products. Headquartered in Findlay, Ohio, MPLX's assets consist of a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States; an inland marine business; a butane storage cavern located in West Virginia with approximately one million barrels of storage capacity; crude oil and product storage facilities (tank farms) with approximately 4.5 million barrels of available storage capacity; a barge dock facility with approximately 78,000 barrels per day of crude oil and product throughput capacity; and gathering and processing assets that include more than 5,600 miles of gas gathering and NGL pipelines, 54 gas processing plants, 14 NGL fractionation facilities and two condensate stabilization facilities.

Investor Relations Contacts:
Lisa D. Wilson (419) 421-2071
Doug Wendt (419) 421-2423
Denice Myers (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision (benefit) for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) impairment expense; (vi) net interest and other financial costs; (vii) loss (income) from equity investments; (viii) distributions from unconsolidated subsidiaries; (ix) unrealized derivative losses (gains); and (x) acquisition costs. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; and (iv) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

The financial and operational results of MarkWest are included in the Partnership’s results from December 4, 2015, the date of the MarkWest merger, in accordance with GAAP. The Partnership distributes and, prior to the MarkWest merger, MarkWest distributed, all or a portion of the DCF generated in any given quarter to unitholders in the subsequent quarter. MarkWest had made a distribution for the third quarter of 2015 prior to the MarkWest merger. However, the DCF generated by MarkWest for the period from Oct. 1, 2015, through Dec. 3, 2015, had not been distributed to MarkWest unitholders as of the date of the MarkWest merger. By operation of the MarkWest merger, the Partnership acquired such undistributed cash, along with all other assets of MarkWest, with the intent and obligation to distribute such cash to the Partnership’s unitholders as part of the Partnership’s fourth-quarter 2015 distribution. In order to effectively include the amount of adjusted EBITDA and DCF generated by MarkWest during the fourth quarter of 2015 prior to the date of the MarkWest merger, and effectively include such previously undistributed cash, we have made adjustments labeled “MarkWest’s pre-merger EBITDA” and “MarkWest undistributed DCF” in our reconciliations of adjusted EBITDA and DCF to reported net income. MarkWest’s pre-merger EBITDA represents adjusted EBITDA generated by MarkWest for the period from Oct. 1, 2015, through Dec. 3, 2015. MarkWest undistributed DCF represents the net adjustments made to MarkWest’s pre-merger EBITDA in order to arrive at the DCF generated by MarkWest for the period from Oct. 1, 2015, through Dec. 3, 2015.

The amount of adjusted EBITDA and DCF generated by MarkWest for the period of Oct. 1, 2015, through Dec. 3, 2015, was considered by the Board of Directors of the Partnership’s general partner in approving the Partnership’s cash distribution for the fourth quarter of 2015. In addition, we believe the inclusion of the DCF generated by MarkWest for the period of Oct. 1, 2015, through Dec. 3, 2015, allows for a more meaningful calculation of the Partnership’s ratio of DCF generated to distributions declared for the fourth quarter of 2015. We believe the inclusion of these adjustments presents an appropriate basis for analyzing the complete operating results of the Partnership and MarkWest, on a combined basis, for the year ended Dec. 31, 2015.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including proposed strategic initiatives. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” "guidance," “imply,” “intend,” “objective,” “opportunity,” “outlook,” "plan,“ “position,” “pursue,” “prospective,” “predict,” “project,” "potential," “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX’s ability to meet its distribution growth guidance; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; changes to MPLX's capital budget; other risk factors inherent to MPLX's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC's ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives, and other risks described above with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX's Form 10-K or in MPC's Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office.

Results of Operations (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except per unit data)	2016	2015(a)	2016	2015(a)
Revenues and other income:
Service revenue	$246	$80	$958	$130
Service revenue - related parties	155	147	603	593
Rental income	80	20	298	20
Rental income - related parties	30	26	114	101
Product sales	178	36	572	36
Product sales - related parties	3	1	11	1
Gain on sale of assets	—	—	1	—
(Loss) income from equity method investments	(2)	3	(74)	3
Other income	1	2	6	6
Other income - related parties	23	18	101	71
Total revenues and other income	714	333	2,590	961
Costs and expenses:
Cost of revenues (excludes items below)	91	78	354	225
Purchased product costs	138	20	448	20
Rental cost of sales	14	5	53	5
Purchases - related parties	78	43	316	166
Depreciation and amortization	139	58	546	116
Impairment expense	—	—	130	—
General and administrative expenses	46	50	193	118
Other taxes	11	5	43	13
Total costs and expenses	517	259	2,083	663
Income from operations	197	74	507	298
Related party interest and other financial costs	—	—	1	—
Interest expense, net of amounts capitalized	52	20	210	35
Other financial costs	13	11	50	13
Income before income taxes	132	43	246	250
Provision (benefit) for income taxes	—	1	(12)	1
Net income	132	42	258	249
Less: Net (loss) income attributable to noncontrolling interests	(1)	—	2	1
Less: Net income attributable to Predecessor	—	24	23	92
Net income attributable to MPLX LP	133	18	233	156
Less: Preferred unit distributions	16	—	41	—
Less: General partner’s interest in net income attributable to MPLX LP	55	38	191	57
Limited partners’ interest in net income (loss) attributable to MPLX LP	$62	$(20)	$1	$99

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.17	$(0.14)	$—	$1.23
Common - diluted	0.17	(0.14)	—	1.22
Subordinated - basic and diluted	—	—	—	0.11
Weighted average limited partner units outstanding:
Common units – basic	351	146	331	79
Common units – diluted	356	146	338	80
Subordinated units – basic and diluted	—	—	—	18

(a)
Financial information has been retrospectively adjusted to include the results of the inland marine business prior to the March 31, 2016, acquisition from MPC, since MPLX and this business are under common control. The net income of the Predecessor is excluded from net income attributable to MPLX LP.

Select Financial Statistics (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except ratio data)	2016	2015	2016	2015
Distribution declared
Common units (LP) - public	$140	$120	$533	$151
Common units - MPC	45	29	159	104
General partner units (GP) - MPC	5	3	18	6
Incentive distribution rights - MPC	52	37	187	54
Total GP and LP distribution declared	242	189	897	315
Redeemable preferred units(a)	16	—	41	—
Total distribution declared	$258	$189	$938	$315

Distribution coverage ratio(b)	1.25x	1.20x	1.23x	1.27x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$356	$82	$1,288	$340
Investing activities	(363)	(1,408)	(1,212)	(1,599)
Financing activities	33	1,279	115	1,275

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(c)	$391	$298	$1,419	$498
DCF attributable to GP and LP unitholders(c)	302	227	1,099	399

(a)	The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control.

(b)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(c)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	Dec. 31 2016	Dec. 31 2015
Cash and cash equivalents	$234	$43
Total assets	16,646	16,104
Total debt	4,423	5,264
Redeemable preferred units	1,000	—
Total equity	10,319	9,667
Consolidated total debt to LTM pro forma adjusted EBITDA(a)	3.4x	4.5x

Partnership units outstanding:
General partner units	7	7
Class B units(b)	4	8
MPC-held common units	86	57
Public common units	271	240

(a)
Calculated using face value total debt and LTM adjusted EBITDA, which is pro forma for acquisitions and includes NCI. Face value total debt includes approximately $435 million and $480 million of unamortized discount and debt issuance costs as of December 31, 2016 and 2015, respectively.

(b)
Class B units were issued to and are held by M&R MWE Liberty LLC and certain of its affiliates, an affiliate of The Energy & Minerals Group. The Class B units will convert into common units at a rate of 1.09 common units and will receive $6.20 in cash for each Class B unit in two equal installments, the first of which occurred on July 1, 2016, and the second of which will occur July 1, 2017. Class B units do not receive distributions.

Operating Statistics (unaudited)
	Three Months Ended Dec. 31			Year Ended Dec. 31
	2016	2015	% Change	2016	2015	% Change
Logistics and Storage
Pipeline throughput (thousands of barrels per day)
Crude oil pipelines	1,081	972	11%	1,088	1,061	3%
Product pipelines	907	934	(3)%	908	914	(1)%
Total pipeline throughput	1,988	1,906	4%	1,996	1,975	1%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.65	$0.65	—%	$0.67	$0.66	2%
Product pipelines	0.71	0.68	4%	0.69	0.65	6%
Total pipelines	0.68	0.66	3%	0.68	0.65	5%

Barges at period-end	204	205	—%	204	205	—%
Towboats at period-end	18	18	—%	18	18	—%

Gathering and Processing(a)
Gathering throughput (mmcf/d)
Marcellus operations	874	889	(2)%	910	889	2%
Utica operations	922	745	24%	932	745	25%
Southwest operations	1,368	1,441	(5)%	1,433	1,441	(1)%
Total gathering throughput	3,164	3,075	3%	3,275	3,075	7%

Natural gas processed (mmcf/d)
Marcellus operations	3,341	2,964	13%	3,210	2,964	8%
Utica operations	1,084	1,136	(5)%	1,072	1,136	(6)%
Southwest operations	1,277	1,125	14%	1,226	1,125	9%
Southern Appalachian operations	268	243	10%	253	243	4%
Total natural gas processed	5,970	5,468	9%	5,761	5,468	5%

C2 + NGLs fractionated (mbpd)
Marcellus operations	276	220	25%	260	220	18%
Utica operations	38	51	(25)%	42	51	(18)%
Southwest operations	19	24	(21)%	18	24	(25)%
Southern Appalachian operations	13	12	8%	15	12	25%
Total C2 + NGLs fractionated	346	307	13%	335	307	9%

(a)
The three months and year ended Dec. 31, 2015, G&P segment operating statistics are for the period of Dec. 4, 2015, through Dec. 31, 2015. The G&P segment volumes reported are the average daily rate for the days of operation.

Reconciliation of Segment Operating Income Attributable to MPLX LP to Income From Operations (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2016	2015	2016	2015
L&S segment operating income attributable to MPLX LP	$118	$71	$453	$322
G&P segment operating income attributable to MPLX LP(a)	311	76	1,132	76
Segment portion attributable to equity affiliates	(43)	(8)	(173)	(8)
Segment portion attributable to Predecessor(b)	—	34	34	133
(Loss) income from equity method investments	(2)	3	(74)	3
Other income - related parties	11	2	40	2
Unrealized derivative (losses) gains(c)	(13)	4	(36)	4
Depreciation and amortization	(139)	(58)	(546)	(116)
Impairment expense	—	—	(130)	—
General and administrative expenses	(46)	(50)	(193)	(118)
Income from operations	$197	$74	$507	$298

(a)	All Partnership-operated, non-wholly owned subsidiaries are treated as if they are consolidated.

(b)	The operating income of the Predecessor of the inland marine business is excluded from segment operating income attributable to MPLX LP prior to the March 31, 2016, acquisition.

(c)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Pro Forma Reconciliation to Income from Operations (unaudited)(a):
	Twelve Months Ended December 31
(In millions)	2016	2015
L&S segment operating income attributable to MPLX LP	$453	$322
G&P segment operating income attributable to MPLX LP	1,132	76
Pro forma G&P segment operating income attributable to MPLX LP	—	935
Segment portion attributable to equity affiliates	(173)	(29)
Segment portion attributable to Predecessor(b)	34	182
(Loss) income from equity method investments	(74)	8
Other income (loss) - related parties	40	(5)
Unrealized derivative losses(c)	(36)	(10)
Depreciation and amortization	(546)	(575)
Impairment expense	(130)	(26)
General and administrative expenses	(193)	(209)
Pro forma income from operations	$507	$669

(a)	This table reconciles pro forma data presented in the pro forma financial information section above to the closest GAAP measure.

(b)	The operating income of the Predecessor of the inland marine business is excluded from segment operating income attributable to MPLX LP prior to the March 31, 2016, acquisition.

(c)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2016	2015	2016	2015
Net income	$132	$42	$258	$249
Depreciation and amortization	139	58	546	116
(Benefit) provision for income taxes	—	1	(12)	1
Amortization of deferred financing costs	12	4	46	5
Non-cash equity-based compensation	1	1	10	4
Impairment expense	—	—	130	—
Net interest and other financial costs	53	27	215	43
Loss (income) from equity investments	2	(3)	74	(3)
Distributions from unconsolidated subsidiaries	39	15	150	15
Unrealized derivative losses (gains)(a)	13	(4)	36	(4)
Acquisition costs	—	26	(1)	30
Adjusted EBITDA	391	167	1,452	456
Adjusted EBITDA attributable to noncontrolling interests	—	—	(3)	(1)
Adjusted EBITDA attributable to Predecessor(b)	—	(31)	(30)	(119)
MarkWest's pre-merger EBITDA(c)	—	162	—	162
Adjusted EBITDA attributable to MPLX LP	391	298	1,419	498
Deferred revenue impacts	2	2	8	6
Net interest and other financial costs	(53)	(20)	(215)	(36)
Maintenance capital expenditures	(20)	(15)	(68)	(31)
Other	(2)	(6)	(4)	(6)
DCF pre-MarkWest undistributed	318	259	1,140	431
MarkWest undistributed DCF(c)	—	(32)	—	(32)
DCF	318	227	1,140	399
Preferred unit distributions	(16)	—	(41)	—
DCF attributable to GP and LP unitholders	$302	$227	$1,099	$399

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

(b)	The adjusted EBITDA adjustments related to the Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the March 31, 2016, acquisition.

(c)	MarkWest pre-merger EBITDA and undistributed DCF relates to MarkWest's EBITDA and DCF from Oct. 1, 2015, through Dec. 3, 2015.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Year Ended Dec. 31
(In millions)	2016	2015
Net cash provided by operating activities	$1,288	$340
Changes in working capital items	(89)	54
All other, net	(20)	(12)
Non-cash equity-based compensation	10	4
Net gain on disposal of assets	1	—
Current income taxes	5	—
Net interest and other financial costs	215	43
Asset retirement expenditures	5	1
Unrealized derivative losses (gains)(a)	36	(4)
Acquisition costs	(1)	30
Other	2	—
Adjusted EBITDA	1,452	456
Adjusted EBITDA attributable to noncontrolling interests	(3)	(1)
Adjusted EBITDA attributable to Predecessor(b)	(30)	(119)
MarkWest's pre-merger EBITDA(c)	—	162
Adjusted EBITDA attributable to MPLX LP	1,419	498
Deferred revenue impacts	8	6
Net interest and other financial costs	(215)	(36)
Maintenance capital expenditures	(68)	(31)
Other	(4)	(6)
DCF pre-MarkWest undistributed	1,140	431
MarkWest's undistributed DCF(c)	—	(32)
DCF	1,140	399
Preferred unit distributions	(41)	—
DCF attributable to GP and LP unitholders	$1,099	$399

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

(b)	The adjusted EBITDA adjustments related to the Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the March 31, 2016, acquisition.

(c)	MarkWest pre-merger EBITDA and undistributed DCF relates to MarkWest's EBITDA and DCF from Oct. 1, 2015, through Dec. 3, 2015.

Capital Expenditures (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2016	2015	2016	2015
Capital Expenditures(a):
Maintenance	$20	$14	$68	$33
Growth	293	152	1,118	282
Total capital expenditures	313	166	1,186	315
Less: (Decrease) increase in capital accruals	(21)	7	(25)	26
Asset retirement expenditures	2	—	5	1
Additions to property, plant and equipment	332	159	1,206	288
Capital expenditures of unconsolidated subsidiaries(b)	37	24	131	24
Total gross capital expenditures	369	183	1,337	312
Less: Joint venture partner contributions	19	8	64	8
Total capital expenditures, net	350	175	1,273	304
Less: Maintenance capital	24	14	72	33
Total growth capital expenditures	326	161	1,201	271
Acquisition, net of cash acquired	—	1,218	—	1,218
Total growth capital and acquisition	$326	$1,379	$1,201	$1,489

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.

2017 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)
	Low	High
	Year Ended	Year Ended
(In millions)	12/31/2017	12/31/2017
Net income	$500	$650
Depreciation and amortization	595	595
Net interest and other financial costs	265	265
Adjustment for equity investment earnings & distributions	90	90
Unrealized derivative losses(a)	13	13
Other	40	40
Adjusted EBITDA	1,503	1,653
Adjusted EBITDA attributable to noncontrolling interests	(3)	(3)
Adjusted EBITDA attributable to MPLX LP	1,500	1,650
Deferred revenue impacts	5	5
Net interest and other financial costs	(220)	(220)
Maintenance capital expenditures	(100)	(100)
Other	(35)	(35)
DCF	1,150	1,300
Preferred unit distributions	(65)	(65)
DCF available to GP and LP unitholders	$1,085	$1,235

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

2017 Forecast - Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Low	High
	Year Ended	Year Ended
(In millions)	12/31/2017	12/31/2017
Net cash provided by operating activities	$1,250	$1,400
Changes in working capital items	(14)	(14)
All other, net	20	20
Non-cash equity based compensation	12	12
Net cash interest and other financial costs	220	220
Current income tax expense	(1)	(1)
Asset retirement expenditures	3	3
Unrealized derivative losses(a)	13	13
Adjusted EBITDA	1,503	1,653
Adjusted EBITDA attributable to noncontrolling interests	(3)	(3)
Adjusted EBITDA attributable to MPLX LP	1,500	1,650
Deferred revenue impacts	5	5
Net interest and other financial costs	(220)	(220)
Maintenance capital expenditures	(100)	(100)
Other	(35)	(35)
DCF	1,150	1,300
Preferred unit distributions	(65)	(65)
DCF available to GP and LP unitholders	$1,085	$1,235

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.